UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2006
Robbins & Myers, Inc.
(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Kettering Tower, Dayton, OH	45423

(Address of principal executive offices)	(Zip code)
937-222-2610
(Registrant’s telephone number including area code)
Not applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
Item 7.01 Regulation FD
SIGNATURES

Item 2.05 Costs Associated with Exit or Disposal Activities
On February 3, 2006, Robbins & Myers, Inc. (“the Company,” “we,” or “us”) communicated a restructuring plan to employees of our Reactor Systems business in Italy. The restructuring plan is being initiated to improve the profitability of the Reactor Systems product line by moving production of original equipment from Italy to other business units with available production capacity, and changing the Italian facility to an aftermarket service center. The restructuring activities will include the following:
•	Headcount reductions to support the business reorganization and to bring the personnel costs in line with the strategy of the business.

•	Sale of a portion of the land and building in Italy.
As a result of the restructuring plan, the Company will record expenses of approximately $4.5 million in the remainder of our fiscal year ending August 31, 2006. Approximately $4.0 million of the costs relate to termination benefits and other personnel costs as the Company reduces its workforce by approximately 90 people. The remaining costs primarily relate to the write-down of inventory of discontinued products. The total cash outlays in connection with the restructuring plan are estimated to be approximately $4.1 million. We estimate that the restructuring plan will be substantially completed by the end of fiscal 2006.
We expect the sale of a portion of the land and building to generate approximately $3.5 million of cash proceeds which exceeds the recorded book value by approximately $2.9 million. The facility is in excellent condition and is believed to be readily marketable, but we are unable to predict the specific timing of the sale of the facility.
Item 7.01 Regulation FD
The Company has reached a preliminary agreement to sell two of its Romaco business units — Hapa and Laetus — to a privately-held, European-based industrial company (“Buyer”). In that regard, on February 6, 2006, Buyer filed a merger clearance notification with the German Federal Cartel Office in Bonn, Germany relating to the proposed transactions.
Hapa designs, manufactures and sells printing systems used in the packaging of pharmaceutical products. Laetus designs, manufactures and sells packaging security systems, including bar code reading and vision inspection systems, for use in the pharmaceutical and cosmetic industries. Hapa and Laetus had combined sales of approximately $42.0 million in the Company’s fiscal year ended August 31, 2005.
The Company and Buyer anticipate entering into a definitive agreement with respect to the proposed transactions by no later than the end of February. There can be no assurance, however, that a definitive agreement will be reached or that the proposed sales will be completed.

Peter C. Wallace, President and Chief Executive Officer of the Company stated, “The sale of Hapa and Laetus at an acceptable price makes strategic sense for Robbins & Myers as we reduce our complexity and improve focus in key markets. We also believe they fit well into Buyer’s portfolio of businesses.”
Mr. Wallace also stated, “With respect to the potential sale of other units of Romaco, we have not been satisfied with the terms and conditions of any possible transactions at this time. As a result, we are ceasing our efforts to sell the other Romaco units and remain committed to improving their profitability and overall contribution to Robbins & Myers.”
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.
Date: February 7, 2006	By:	/s/ Peter C. Wallace
Peter C. Wallace
President and Chief Executive Officer